UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 5, 2017

Date of Report (Date of earliest event reported)

MODEL N, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35840	77-0528806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Seaport Boulevard, Suite 400 Pacific Shores Center – Building 6 South Redwood City, California 94063
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 610-4600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 5, 2017, Model N, Inc. (the “Company”) and certain of its subsidiaries (the “Subsidiaries”) entered into a Financing Agreement (the “Financing Agreement”) by and among the Company, the Subsidiaries, as guarantors (the “Guarantors”), Crystal Financial SPV, LLC and certain other lenders from time to time party thereto (collectively, the “Lenders”), and TC Lending, LLC, as administrative agent for the Lenders, sole lead arranger, and collateral agent for the Lenders, pursuant to which the Lenders have extended term loans to the Company in an aggregate principal amount of $50 million. The term loans will be used to fund the cash portion of the Merger described in Item 2.01 below.

The term loans made pursuant to the Financing Agreement will bear interest at a rate of either (i) the Base Rate (as defined in the Financing Agreement) plus 9.25% or (ii) the LIBOR Rate (as defined in the Financing Agreement) plus 8.25%, as selected by the Company. The term loans mature on January 5, 2022. The Company must repay 0.625% of the aggregate principal amount of the term loans on the last business day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2019. The Company may voluntarily prepay the terms loans, subject to a 3% premium for 24 months and 1% premium after 24 months and prior to 36 months. Certain mandatory prepayments are required upon the sale of certain assets, the receipt of certain insurance or condemnation proceeds or extraordinary receipts, the issuance of certain securities or debt, the occurrence of excess cash flows and the occurrence of certain restrictions on the business of the combined company or certain divestitures.

The Financing Agreement requires the Company and the Subsidiaries to maintain certain financial covenants, including achieving certain levels of revenue from specified sources, and maintaining certain levels of consolidated liquidity. The Financing Agreement also requires the Company and Guarantors to maintain certain non-financial covenants, including those that restrict their ability to dispose of their assets, dispose of interests in their subsidiaries, change their organizational documents, amend material contracts, change a method of accounting, merge with or acquire other entities, incur other indebtedness, incur encumbrances, make investments and engage in transactions with their affiliates.

The Guarantors have jointly and severally guaranteed the payment in full of all obligations under the Financing Agreement. The Company’s and Guarantors’ obligations under the Financing Agreement are secured by substantially all of their assets and a pledge of certain of their subsidiaries’ stock.

The foregoing description of the Financing Agreement is a summary, is not complete, and is qualified in its entirety by reference to the full text of the Financing Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 5, 2017, the Company, through its wholly owned subsidiary Nexus Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), consummated its previously announced acquisition of Sapphire Stripe Holdings, Inc., a Delaware corporation (“Target”), the parent company of Revitas, Inc., a provider of life sciences revenue management solutions, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated December 12, 2016 by and among the Company, Merger Sub, Target and LLR Equity Partners III, L.P., a Delaware limited partnership, as the stockholders’ agent. Under the Merger Agreement, Merger Sub merged with and into Target, with Target becoming a wholly owned subsidiary of the Company (the “Merger”).

The foregoing description of the Merger Agreement is a summary, is not complete, and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The financial statements required to be filed under Item 9.01(a) of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required to be filed under Item 9.01(b) of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)

Exhibit No.Description

2.1	Agreement and Plan of Merger dated December 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MODEL N, INC.
(Registrant)

By:	/s/ Mark Tisdel
Mark Tisdel
Senior Vice President and Chief Financial Officer

Date: January 5, 2017

EXHIBIT INDEX

Exhibit No.Description

2.1	Agreement and Plan of Merger dated December 12, 2016.